UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cartesian, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CARTESIAN, INC.
7300 COLLEGE BOULEVARD, SUITE 302
OVERLAND PARK, KANSAS 66210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CARTESIAN, INC., a Delaware corporation (the “Company”), will be held on June 7, 2016, at 9:00 a.m. local time, at the Company’s offices at Two Financial Center, 60 South Street, Suite 820, Boston, Massachusetts, 02111, to consider and vote upon the following matters:

1. The election of the Company’s five nominees as directors to serve for a term of one year.

2. An advisory vote on the compensation of the Company’s named executive officers as disclosed in these materials.

3. The ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

4. The consideration of such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders of record at the close of business on April 19, 2016, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Each stockholder is entitled to one vote per share.

You are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please vote your shares at your earliest convenience, whether or not you plan to attend the meeting. If you hold your shares through a broker, bank or other nominee, follow the voting instructions on the form that you receive from them. You may attend the meeting and vote in person even if you have returned a proxy by following the procedures set forth in the proxy statement.

By order of the Board of Directors

PETER H. WOODWARD
Chief Executive Officer

Overland Park, Kansas
April 28, 2016

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR TO VOTE PROMPTLY VIA THE INTERNET OR BY TELEPHONE AS PROVIDED ON THE PROXY. IF YOU HOLD YOUR SHARES THROUGH A BROKER, BANK OR OTHER NOMINEE, FOLLOW THE VOTING INSTRUCTIONS ON THE FORM THAT YOU RECEIVE FROM THEM.

ii

iii

CARTESIAN, INC.
7300 COLLEGE BOULEVARD, SUITE 302
OVERLAND PARK, KANSAS 66210

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
JUNE 7, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or “Board”) of Cartesian, Inc. (“we,” “us,” “our”, the “Company” or “Cartesian”) for use at the Annual Meeting of Stockholders to be held June 7, 2016 at 9:00 a.m. local time, and at any and all postponements and adjournments thereof (the “Annual Meeting”) for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s offices at Two Financial Center, 60 South Street, Suite 820, Boston, Massachusetts, 02111.

These proxy solicitation materials and our Annual Report to Stockholders for the fiscal year ended January 2, 2016, including financial statements (the “Annual Report”), are expected to be mailed on or prior to April 29, 2016, to all stockholders entitled to vote at the Annual Meeting.

NOTE REGARDING STREAMLINED DISCLOSURE

The Securities and Exchange Commission (“SEC”) has adopted rules allowing smaller reporting companies to tailor their disclosure to reduce costs. Because the Company qualifies as a “smaller reporting company” under the SEC rules, the Company is providing streamlined disclosure in this proxy statement in accordance with those rules. Under the scaled disclosure obligations, the Company is not required to provide, among other things, Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation.

WHO CAN VOTE

Stockholders of record at the close of business on April 19, 2016 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 8,873,969 shares of our common stock, $.005 par value per share (“Common Stock”), were outstanding. Each stockholder is entitled to one vote for each share held as of the Record Date.

Most Cartesian stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were mailed directly to you by Cartesian. As the stockholder of record, you have the right to return your proxy card directly to us or to vote in person at the Annual Meeting, or to vote by Internet or telephone.

Beneficial Owner.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and proxy materials were forwarded to you by your broker, bank, or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank, or other nominee has provided a voting instruction card for you to use in directing the broker, bank, or other nominee regarding how to vote your shares. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you obtain a proxy from your broker, bank, or other nominee and present it to the inspector of elections at the Annual Meeting with your ballot.

PURPOSE OF THE ANNUAL MEETING

Stockholders are being asked to consider and vote upon the following matters at the Annual Meeting:

•	The election of the Company’s five nominees as directors to serve for a term of one year (Proposal No. 1);
•	An advisory vote on the compensation of the Company’s named executive officers as disclosed in these materials (Proposal No. 2);
•	The ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 3); and
•	The consideration of such other business as may properly come before the Annual Meeting.

BOARD RECOMMENDATIONS

The Board recommends you vote:

•	“FOR” the election of the Company’s five nominees as directors to serve for a term of one year (Proposal No. 1);
•	“FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials (Proposal No. 2);
•	“FOR” the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 3).

HOW TO VOTE

If you are a stockholder of record, for directions on how to vote, please refer to the instructions below and the directions included on your proxy card. If you hold shares beneficially in street name, you may vote by returning the voting instruction form to your broker, bank, or other nominee or as otherwise provided on the voting instruction form.

Internet Voting.  You may vote via the Internet by following the instructions on your proxy card and voting at www.proxyvote.com up until 11:59 p.m., Eastern time, on the day before the Annual Meeting date. Most Cartesian stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction form provided by their broker, bank or other nominee. Please check the voting instruction form for Internet voting availability.

Telephone Voting.  You may vote by telephone by following the instructions on your proxy card and calling the number specified on the proxy card prior to 11:59 p.m., Eastern time, on the day before the Annual Meeting date. Most Cartesian stockholders who hold shares beneficially in street name may vote by telephone by calling the number specified on the voting instruction form provided by their broker, bank, or other nominee. Please check the voting instruction form for telephone voting availability.

Voting By Mail.  Stockholders not wishing to vote electronically on the Internet or by telephone, or whose voting instruction form does not reference Internet or telephone voting information, should follow these instructions for voting by mail. Stockholders of record of Common Stock may vote by mail by completing, signing, and dating the proxy cards they receive and mailing them in the pre-addressed envelopes provided to them. Proxies submitted by mail must be received no later than the day before the Annual Meeting date to ensure that they are counted. Cartesian stockholders who hold shares beneficially in street name may vote by mail by completing, signing, and dating the voting instruction form provided by their broker, bank, or other nominee and mailing them in the accompanying pre-addressed envelopes.

Voting in Person.  Stockholders of record of Common Stock may also vote their shares in person at the Annual Meeting. However, if your shares are held beneficially in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker, bank, or other nominee) and bring it with you to the Annual Meeting. Signing and returning a proxy card or submitting your vote on the Internet or by telephone does not affect your right to vote in person at the Annual Meeting.

HOW VOTES ARE COUNTED

If you provide specific instructions as to how you wish your shares to be voted on the proposals, your shares will be voted in accordance with your instructions. If you timely return a properly signed proxy card or voting instruction form but do not mark selections or you otherwise vote without giving specific instructions, the related shares will be voted in accordance with the Board’s recommendations.

If you are a beneficial owner and hold your shares in street name through a broker, bank or other nominee and do not return the voting instruction form, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers, banks and other nominees have the discretion to vote on “routine” matters, such as the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm (Proposal No. 3). Brokers, banks and other nominees do not have discretion to vote on matters that are not considered “routine.” The election of directors (Proposal No. 1) and the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials (Proposal No. 2) are matters considered non-routine under applicable rules.

Consequently, if you do not provide your broker, bank or other nominee with your voting instructions for any of the non-routine proposals, the broker, bank or other nominee cannot vote your shares on that proposal, which is referred to as a “broker non-vote.”

The proxy holders are also granted discretionary authority to vote on any other business that may properly come before the Annual Meeting as well as any procedural matters.

REVOCABILITY OF PROXIES

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by (a) delivering to the Secretary of the Company prior to the Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date or (b) voting via the Internet or by telephone subsequent to the date shown on a previously executed and delivered proxy or the date of a prior Internet or telephone vote. Stockholders of record may also revoke their proxies by attending the Annual Meeting and voting in person. If stockholders of record only attend the Annual Meeting but do not vote, their proxies will not be revoked.

Any written notice of revocation should be delivered to Cartesian, Inc., Attention: Corporate Secretary, at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210, no later than the day before the Annual Meeting date to ensure that it is received in a timely manner.

If you are the beneficial owner of shares held in “street name” by your broker, bank or other nominee and you have instructed such broker, bank or other nominee to vote your shares, you must follow directions received from such broker, bank or other nominee to change those instructions.

QUORUM; REQUIRED VOTE; ABSTENTIONS; BROKER NON-VOTES

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the meeting, who will determine whether or not a quorum is present.

Quorum

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of stock of the Company issued and outstanding and entitled to vote thereat, present in person or represented by proxy. Shares voted “FOR,” “AGAINST” or “WITHHELD FROM,” a matter will be treated as being present at the meeting for purposes of establishing a quorum and will also be treated as shares voted at the Annual Meeting. Abstentions and broker non-votes will also be treated as being present for purposes of determining the presence of a quorum.

Required Vote; Abstentions; Broker Non-Votes

You may abstain from voting on any proposal other than the election of directors (Proposal No. 1). With regard to the election of directors, the Company nominees for director who receive a plurality of the votes of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be elected to the Board of Directors. This means the five Company nominees who receive the highest number of votes “FOR” his election at the Annual Meeting will be elected to the Board. Stockholders may not cumulate their votes in the election of directors. You may only vote “FOR” or “WITHHOLD AUTHORITY” with respect to the election of directors, and as a result, there will not be any abstentions on this proposal. The withholding of authority by a stockholder and broker non-votes will generally have no effect on the outcome of this proposal because only a plurality of votes is required for the election of directors.

With regard to the proposals to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in these materials (Proposal No. 2) and to ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm (Proposal No. 3), the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve each of these proposals. Abstentions are considered to be “present” and “entitled to vote” on a proposal, and as a result, abstentions will have the same effect as a vote against Proposal Nos. 2 and 3. Shares underlying broker non-votes are not considered to be “entitled to vote” with respect to Proposal No. 2, and as a result, broker non-votes will generally have no effect on the outcome of Proposal No. 2, except that each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for the approval of these proposals. As discussed above, under applicable rules, brokers, banks and other nominees may use their discretion to vote shares of Common Stock held in “street name” for which voting instructions are not submitted with respect to the ratification of the selection of Grant Thornton LLP, so no broker non-votes are expected for Proposal No. 3.

COSTS OF SOLICITATION

We will pay the cost of soliciting proxies. We expect to reimburse banks, brokerage firms and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of their shares. Certain of our directors, officers and employees may also solicit proxies, without additional compensation, personally or by telephone or facsimile.

ANNOUNCEMENT OF VOTING RESULTS

The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2016.

Our proxy statement and Annual Report to Stockholders for the fiscal year ended January 2, 2016 are available to you at www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Company Nominees for Directors

The Board of Directors currently consists of five directors. All nominees listed below are currently serving as directors of the Company. At the Annual Meeting, each director will be up for reelection to serve for a one-year term expiring at the next annual meeting.

The Nominating and Corporate Governance Committee and the Board of Directors have nominated Robert J. Currey, Donald J. Tringali, Thomas A. Williams, Micky K. Woo and Peter H. Woodward for election as directors. Messrs. Currey, Tringali, Williams, Woo and Woodward have each consented to serve on the Board of Directors if elected. If any nominee becomes unavailable to serve as a director at the time of the Annual Meeting, which is not expected, the Board of Directors will eliminate the Board position effective at the Annual Meeting or the proxy holders will vote the proxies in their discretion for the nominee designated by the Board of Directors to fill the vacancy unless otherwise instructed by a stockholder.

Set forth below is information regarding the Company’s nominees for directors

Name	Age	Principal Occupation
Robert J. Currey(1)(2)(3)	70	Executive Chairman, Consolidated Communications, Inc.
Donald J. Tringali(1)(2)	58	Chief Executive Officer, Augusta Advisory Group
Thomas A. Williams(2)(3)	56	Director
Micky K. Woo(3)	62	Senior Strategic Advisor, Self Employed
Peter H. Woodward	43	Chief Executive Officer of the Company

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee

There are no family relationships among any of our directors or executive officers.

Robert J. Currey has served as a director since 2003. Mr. Currey has been Executive Chairman of Consolidated Communications Holdings, Inc. (“Consolidated Communications”), a provider of communications services, since January 1, 2015, served as its Chief Executive Officer from 2002 until December 31, 2014 and served as its President from 2002 to November 2013. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a CLEC providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and Chief Executive Officer of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired the predecessor of Consolidated Communications in 1997. Mr. Currey joined the predecessor of Consolidated Communications in 1990 and served as President through its acquisition in 1997. Mr. Currey holds a bachelor’s degree from Michigan Technical University and an MBA from Eastern Michigan University. Mr. Currey’s industry and leadership experience enables him to provide valuable insight to the Board on business strategy and operations.

Donald J. Tringali has served as a director since April 2016. Mr. Tringali has served as the Chief Executive Officer of Augusta Advisory Group, a management consulting company, since March 2001. From June 1996 to March 2001, he served as Executive Vice President of Telemundo, an American Spanish-language broadcast television network. Since October 2006, Mr. Tringali has served as a Director for Caribbean Broadcasting Company, a privately-held company that provides US network television programming to Puerto Rico and other Caribbean media markets. Since June 2012, Mr. Tringali has served as a Director for Paragon Space Development Corporation, a privately-held company that provides specialized engineering, manufacturing, and testing services to government and non-government clients. From May 2010 to December 2013, Mr. Tringali served as the Chairman of the Board of Directors of National Technical Systems, Inc., a testing and engineering services firm. While at National Technical Systems, Inc., Mr. Tringali also served as Vice Chairman from June 2006 to May 2010, and as a director from June 1999 to December 2013. From August 2012 to May 2013, Mr. Tringali served as a Director for the Bank of Tucson, a commercial bank. Mr. Tringali received a Bachelor of Arts in Economics from UCLA and a Doctorate in Jurisprudence from Harvard Law School. Mr. Tringali’s extensive experience as a lawyer, and broad knowledge of mergers, acquisitions, legal, financial and governance matters affecting public companies enables him to provide valuable guidance to the Board.

Thomas A. Williams has served as a director since April 2016. Mr. Williams also currently serves as a director of Fidelity & Guaranty Life, an insurance holding company, whose common stock is traded on the New York Stock Exchange, since June 2013 and was a member of the Audit Committee from June 2013 to December 2014. Mr. Williams was recently the Executive Vice President and Chief Financial Officer of HRG Group, Inc. (“HRG”) from March 2012 to January 2016. HRG is a diversified holding company, and a Fortune 500 company, whose common stock is traded on the New York Stock Exchange. Mr. Williams also served as a director of Front Street Re (Cayman) Ltd. from August 2012 to January 2016; Front Street Re (Bermuda) Ltd. from August 2012 to January 2016; FS Holdco II (Delaware) Ltd. from April 2014 to January 2016; Mr. Williams has also served on the board of FOHG Holdings, LLC, from May 2014 to November 2015, which filed for bankruptcy protection on April 19, 2015 and later emerged in November 2015; each of which is a subsidiary of HRG Group, Inc. Mr. Williams also served as Executive Vice President and Chief Financial Officer of Zap.Com, Inc., from March 2012 to January 2016 and served as a director of Zap.Com from December 2014 to January 2016. Prior to joining HRG, Mr. Williams was President, Chief Executive Officer and a director of RDA Holding Co. and its subsidiary Reader’s Digest Association, Inc. (together, “RDA”) from April 2011 until September 2011. Previously, Mr. Williams was RDA’s Chief Financial Officer from February 2009 until April 2011 where his primary focus was on developing business restructuring plans for the company. RDA filed for bankruptcy protection in August 2009 and emerged in January 2010. Prior to joining RDA, Mr. Williams served as Executive Vice President and Chief Financial Officer for Affinion Group Holdings, Inc., a portfolio company of Apollo Management, L.P., from January 2007 until February 2009 where his primary focus was on growing enterprise value, finance, accounting, treasury, tax, investor relations and compliance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Previously, Mr. Williams spent more than 21 years with AT&T, Inc., where he held a progression of senior financial and officer positions including Chief Financial Officer, AT&T Networks; Chief Financial Officer, AT&T Global Network Technology Services; Chief Financial Officer, AT&T Laboratories; and AT&T Chief Process Officer. Mr. Williams started at AT&T with Bell Laboratories in June 1985. Prior to his tenure at AT&T, Mr. Williams was International Controller of McLean Industries Inc. from 1984 to 1985, Industry Analyst of Interpool Ltd. from 1982 to 1984 and Commodity Trading Associate with Bache Halsey Stuart Shields, Inc. from 1981 to 1982. Mr. Williams received a BA in Economics from the University of South Florida. Mr. Williams’ extensive leadership and business experience enables him to provide valuable guidance to the Board.

Micky K. Woo has served as a director of the Company since 1991 and is currently a self-employed Senior Strategic Advisor. Mr. Woo served as a senior executive with the Company from 1991 through June 2012. Mr. Woo served as Executive Chairman of the Company from January 2012 through June 2012, and served as President and Chief Operating Officer from 2007 until January 2012. Prior to joining the Company, Mr. Woo served from 1989 to 1991 as Vice President of Information Systems and Revenue Assurance at Telesphere Communications Inc. From 1987 to 1989, Mr. Woo was the Director of Revenue and Treasury Management at Sprint Corporation and from 1983 to 1987 he served in management at MCI Communications Corporation, including Senior Manager of Receivables Management, Senior Manager of the East Coast Billing Center, and Senior Manager of Revenue Reporting and Analysis. Prior to entering the telecommunications industry, Mr. Woo was a consultant with Price Waterhouse (now PricewaterhouseCoopers). Mr. Woo received his BA in Computer Science and an MA in Accounting from the University of Iowa. Mr. Woo’s prior experience as an executive of the Company and his prior business experience enable him to provide valuable guidance to the Board in overseeing the Company’s business.

Peter H. Woodward has served as director of the Company since January 2012 and has served as the Company’s Chief Executive Officer since June 2015. Mr. Woodward also served as the Company’s President from June 2015 until September 2015 and as the Company’s interim Chief Financial Officer from June 2015 until October 2015. Prior to joining Cartesian Mr. Woodward was the President of MHW Capital Management, a private investment firm that takes concentrated positions in micro-cap turnaround companies, with a focus on the technology sector. From 1996 until he founded MHW Capital Management in 2005,

Mr. Woodward was a Managing Director for Regan Fund Management, a hedge fund group specializing in active equity investments in turnaround companies. He began his career as a research analyst at Munn, Bernhard & Associates from 1995 to 1996. Mr. Woodward has served on the board of directors of NewsEdge Corp., Zomax, Inc., Innodata-Isogen, Inc., SMF Energy Corp. and Fortress International Group, Inc., and is currently a director of TSS, Inc. and Precision Options Corporation. Mr. Woodward graduated from Colgate University with a Bachelor of Arts in Economics, and from Columbia University with a Master’s Degree in International Economics. He is a Chartered Financial Analyst. Mr. Woodward’s extensive financial and capital markets expertise and experience enables him to provide valuable guidance to the Board.

Independence

The Board of Directors has determined that Messrs. Currey, Tringali, Williams and Woo are independent, as defined in the Nasdaq listing standards.

In determining the independence of Mr. Currey, the Board considered the following transactions involving Consolidated Communications. Mr. Currey is the Executive Chairman and a member of the board of directors of Consolidated Communications, served as its Chief Executive Officer from 2002 until December 31, 2014 and beneficially owns less than one percent of its outstanding shares of common stock. On June 18, 2014, the Company entered into an agreement with Consolidated Communications Services Company, a subsidiary of Consolidated Communications, to provide Smart Building Services to Consolidated Communications and its subsidiaries. Under the agreement, the Company agreed to deploy and monitor the energy consumption in approximately 61% of the Consolidated Communications facilities. Consolidated Communications has previously disclosed that the estimated cost to implement the Smart Building Services is approximately $4,900,000 over seven years, including amounts payable under the agreement with the Company. Since the inception of the agreement through April 2, 2016, Consolidated Communications has paid approximately $1,231,000 to the Company under the agreement. With respect to the portion of such amount payable to the Company under its agreement with Consolidated Communications, the Company receives a project management fee and a portion of the energy cost savings payable under the agreement and Elutions, Inc. is entitled to the remaining amounts payable under the agreement. Consolidated Communications has previously disclosed that it expects to save approximately $5,700,000 in energy costs through the use of the Smart Building Services. As previously disclosed by Consolidated Communications, Elutions, Inc. and Consolidated Communications also entered into a three year Market Enablement Agreement, under which Consolidated Communications is required to provide certain marketing support to Elutions, Inc. and may receive up to $2,400,000 over the three year term of the agreement. The Company is not a party to that agreement. Mr. Currey has not received any payments from the Company as part of the Company’s agreement with Consolidated Communications, nor from Consolidated Communications as previously disclosed by it. The Board determined that the foregoing transactions did not impair Mr. Currey’s independence as a director of the Company.

Required Vote and Board Recommendation

The five Company nominees receiving the highest number of affirmative votes in person or represented by proxy and entitled to vote thereon shall be elected as directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. CURREY, TRINGALI, WILLIAMS, WOO AND WOODWARD AS DIRECTORS OF THE COMPANY.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors held a total of eleven meetings during the fiscal year ended January 2, 2016. No director attended less than 75% of those meetings and no director attended less than 75% of the aggregate of (1) all Board of Directors meetings and (2) the number of meetings of all committee(s) of the Board of Directors held during fiscal year 2015 for which such director served as a member (or portion of the fiscal year during which he served as a director or committee member). At each of the meetings of the Board of Directors held during fiscal year 2015, the independent directors had the opportunity to hold an executive session.

Board Leadership Structure

The Board regularly considers the appropriate leadership structure for the Company and has concluded that, at this time, the Company and its stockholders are best served by separating the positions of Chief Executive Officer and Chairman of the Board. Robert J. Currey, an independent director, serves as Chairman of the Board of Directors. The Board of Directors believes that separating the duties of Chairman of the Board from the President and Chief Executive Officer improves the Board’s oversight of management and allows the Chief Executive Officer to focus on managing the Company’s business, while allowing the Chairman to focus on more effectively leading the Board of Directors and supporting Company and management initiatives. All Board committees are comprised of only independent directors. Thus, the independent directors directly oversee critical matters such as the compensation of executive management, the selection and evaluation of Board nominees, the integrity of the Company’s financial statements, and the development of corporate governance programs of the Company.

Risk Oversight

The Board has delegated to the Audit Committee, consisting solely of independent directors, the responsibility to oversee the assessment and management of the Company’s risks, including reviewing management’s risk assessment and risk management policies and procedures and steps management has taken to control major risk exposures. The Audit Committee is authorized to identify and discuss with management, the Board of Directors and the independent auditors the material risks faced by the Company’s business or which could impact the financial condition or performance of the Company, evaluate how those risks are managed by the Company and the quality and adequacy of the Company’s reporting with regard to them. The Company’s Compensation Committee, consisting solely of independent directors, is responsible for overseeing the assessment and management of risks relating to the Company’s compensation plans and arrangements and reporting to the Audit Committee and the Board. The Board is regularly informed through committee reports regarding the Company’s risks, and reviews and discusses such risks in overseeing the Company’s business strategy and operations.

Committees of the Board

The Board of Directors has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee.  The Audit Committee consists of Mr. Williams, Chairman, and Messrs. Currey and Tringali. Prior to April 25, 2016, the Audit Committee consisted of Mr. Currey, Chairman, David C. Mahoney and Mr. Woo. The Audit Committee oversees our accounting, auditing and financial reporting policies and practices, among other responsibilities. The Audit Committee has sole authority to engage the independent registered public accounting firm to perform audit services and the sole authority to approve all audit engagement fees of the independent registered public accounting firm. The Board of Directors has affirmatively determined that the members of the Audit Committee are “independent,” as defined in the Nasdaq listing standards and applicable SEC rules. The Board of Directors has determined that Mr. Williams qualifies as an “audit committee financial expert,” as defined by applicable rules of the SEC by virtue of his experience and background, as described above. The Audit Committee held a total of four meetings during fiscal year 2015. The Board of Directors has adopted a formal written charter for the Audit Committee, a copy of which is available on the “Investor Relations — Corporate Governance” page of our website at www.cartesian.com.

Compensation Committee.  The Compensation Committee consists of Mr. Tringali, Chairman, and Mr. Currey. Prior to April 25, 2016, the Compensation Committee consisted of David C. Mahoney, Chairman and Mr. Currey. The Compensation Committee makes recommendations to the Board of Directors regarding our employee benefit plans and the compensation of our executive officers, and approves equity grants, among other responsibilities. The Board of Directors has affirmatively determined that the members of the Compensation Committee are “independent” as defined in the Nasdaq listing standards. The Compensation Committee held three meetings during fiscal year 2015. The Board of Directors has adopted a formal written charter for the Compensation Committee, a copy of which is available on the “Investor Relations —  Corporate Governance” page of our website at www.cartesian.com.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Mr. Woo, Chairman, Mr. Currey, and Mr. Williams. Prior to April 25, 2016, the Nominating and Corporate Governance Committee included David C. Mahoney. The Board of Directors has affirmatively determined that the members of the Nominating and Corporate Governance Committee are “independent” as defined in the Nasdaq listing standards. The Nominating and Corporate Governance Committee’s primary functions are to recommend individuals qualified to serve as directors of the Company; to advise the Board on its composition, procedures and committees; to advise the Board regarding corporate governance and to oversee the evaluation of the Board. The Board of Directors has adopted a formal written charter for the Nominating and Corporate Governance Committee. A copy of the charter is available on the “Investor Relations — Corporate Governance” page of our website at www.cartesian.com.

In exploring potential candidates for directors, the Committee considers individuals recommended by members of the Committee, other directors, members of management, stockholders and self-nominated individuals. In accordance with the provisions of its charter, the Nominating and Corporate Governance Committee will consider recommendations for director made in good faith by stockholders and will not apply different selection criteria to stockholder nominees than the selection criteria for persons nominated by the Committee. The criteria that may be considered by the Committee in the selection of new directors may include experience, knowledge, skills, expertise, integrity, analytic ability, independence of mind, understanding of our business and business environment, willingness and ability to devote adequate time and effort to Board responsibilities and diversity (as determined from time to time by the Committee, including diversity of background and experience among directors). The Company does not have a formal policy requiring the consideration of diversity in the nomination of directors. In order to submit recommendations for nominees for directors to the Nominating and Corporate Governance Committee, stockholders should follow the procedures in the Bylaws for stockholder nominations of directors. For a description of the procedures for stockholders to make nominations for director, see “Submission of Stockholder Proposals and Nominations.” The Nominating and Corporate Governance Committee did not hold any meetings during fiscal year 2015. The Nominating and Corporate Governance Committee’s nominations for director in this proxy statement were discussed and approved by the full Board of Directors.

Compensation Committee Processes and Procedures

The Compensation Committee’s charter governs its processes and procedures in the determination of executive compensation.

The Compensation Committee has overall responsibility for evaluating and recommending compensation for executive officers and recommending approval of employee benefit plans, policies and programs, and for administering the Company’s stock incentive plans. The Compensation Committee does not delegate this authority to any other person. The Compensation Committee assists the Board in fulfilling its responsibility to maximize long-term stockholder value by ensuring that officers, directors and employees are compensated in accordance with our compensation philosophy, objectives and policies; competitive practice; and the requirements of applicable laws, rules and regulations.

In fulfilling its responsibilities, the Compensation Committee has direct access to our officers and employees and consults with our Chief Executive Officer (“CEO”), our Chief Financial Officer, our human resources personnel and other members of senior management as the Chairperson of the Committee deems necessary.

The Compensation Committee reviews executive officer compensation on an annual basis. For each review, the Compensation Committee may consider, and decide the weight it will give to, a number of factors, including the following:

•	competition in the market for executive employees;
•	executive compensation provided by comparable companies;
•	executive officer performance;
•	our financial performance and compensation expenses;
•	the accounting impact of executive compensation decisions;
•	Company and individual tax issues;
•	executive officer retention;
•	executive officer health and welfare; and
•	executive officer responsibilities.

In determining the long-term incentive component of our executive compensation, the Compensation Committee may consider a number of factors, including the following:

•	Company performance and relative stockholder return;
•	value of similar incentive awards to executives at comparable companies; and
•	awards given our executives in past years.

The Compensation Committee also considers the potential risks to the Company that may result from proposed compensation policies and practices. The Compensation Committee may retain at the Company’s expense a compensation consultant to advise the Committee on executive and director compensation practices and trends. The Committee did not engage a compensation consultant with respect to fiscal year 2015.

The Compensation Committee may request that management recommend compensation package components, discuss hiring and retention concerns and personnel requirements, and provide information with respect to such matters as executive, Company and business unit performance; market analysis; benefit plan terms and conditions; financial, accounting and tax considerations; legal requirements; and value of outstanding awards. The Compensation Committee may rely on our CEO and other executives for these purposes.

The Compensation Committee develops the criteria for evaluating our CEO’s performance and privately reviews his performance against these criteria on at least an annual basis. Our CEO periodically discusses the performance of other executive officers with the Compensation Committee. The Committee may review human resources and business unit records. The Committee may also discuss with the Audit Committee the executive officers’ compliance with our Code of Conduct.

Code of Conduct

The Company has adopted a Code of Conduct, which applies to all employees, consultants, directors and officers of the Company and its subsidiaries, including the Chief Executive Officer and the Chief Financial Officer. The Code of Conduct is available on the “Investor Relations — Corporate Governance” page of our website at www.cartesian.com. The Company intends to disclose any changes in or waivers from its Code of Conduct by posting such information on its website at www.cartesian.com or by filing a Form 8-K with the SEC, as required. The Company will provide a copy of the Company’s Code of Conduct without charge, upon written request to the Secretary of the Company at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210.

Communications with the Board of Directors

Stockholders may communicate directly with the Board of Directors via e-mail at board@cartesian.com. These communications will be monitored by the Chairman of the Board and automatically passed directly to all independent directors. The Company also has a hotline (1-800-771-3980) for investor and employee complaints or notifications.

Director Attendance at the Annual Meeting

The Company has a policy of encouraging its directors to attend the Annual Meeting. All then-active directors attended our 2015 annual meeting of stockholders.

Non-Employee Director Compensation

This section describes the compensation paid to our non-employee directors and includes a description of the compensation program for directors for 2015.

Director Compensation Program

For the fiscal year ended January 2, 2016, the non-employee directors were paid retainers and meeting fees in accordance with the following current fee schedule:

Type	Amount ($)
Annual Chairman Retainer	15,000
Annual Director Retainer	20,000
Annual Audit Committee Chair Retainer	10,000
Annual Compensation Committee Chair Retainer	5,000
Annual Nominating and Corporate Governance Committee Chair Retainer	4,000
Per Meeting Fee for Board of Directors Meetings (in person or telephonic)	500
Per Meeting Fee for Committee Meetings (in person or telephonic)	500

We also reimburse directors for their expenses in attending Board and committee meetings. It is also the policy of the Board of Directors that compensation is not paid for committee meetings that occur in conjunction with Board of Directors meetings.

Non-employee directors have received equity grants from time to time in the past pursuant to our Equity Incentive Plan. On March 11, 2014, the Board of Directors adopted a policy to grant new directors an option to purchase 20,000 shares of common stock of the Company that shall have a one-year vesting period. No equity grants were made to non-employee directors in fiscal year 2015. In connection with the election of Mr. Tringali and Mr. Williams to the Board of Directors in April 2016, each of these new directors is to receive a grant of 20,000 shares of restricted stock of the Company, in lieu of a stock option grant. Each restricted stock award will have a one-year vesting period. The Board of Directors intends to review the current director compensation program, including the mix of cash and equity compensation paid to directors.

2015 Compensation

The following table provides information regarding the compensation of our non-employee directors in fiscal year 2015. Mr. Jafari did not stand for reelection and therefore terminated his board service on June 16, 2015. Messrs. Klumb and Mahoney resigned from the Board of Directors on April 25, 2016. Compensation for Messrs. Klumb and Woodward for their service as non-employee directors in fiscal year 2015 is included in “Executive Compensation — Summary Compensation Table.”

Director Compensation For Fiscal Year 2015

Name	Fees Earned or Paid in Cash	Option Awards	Total ($)
Robert J. Currey	$45,614	$—	$45,614
A. Reza Jafari	14,144	—	14,144
David C. Mahoney	30,259	—	30,259
Micky K. Woo	27,848	—	27,848

The table below shows the aggregate number of shares underlying outstanding stock options held by our non-employee directors as of January 2, 2016.

Name	Exercisable Stock Options	Unvested Stock Options
David C. Mahoney	20,000	—

EXECUTIVE OFFICERS

The following is information regarding our executive officers other than Mr. Woodward, whose biography appears in the section titled “Election of Directors.”

William Hill, age 49, has served as our President since September 2015. Prior to his appointment as President, Mr. Hill served as Senior Vice President, Business Development of Cartesian Limited, a wholly-owned subsidiary of the Company. Mr. Hill is one of the co-founders of Cartesian Limited, which was acquired by the Company in 2007. In his role as Senior Vice President, Business Development of Cartesian Limited, Mr. Hill was responsible for business development and sales efforts within the Company’s EMEA region. Mr. Hill previously served as the Vice President, Business Development of Cartesian Limited from January 2007 until August 2011 and served as a director of Cartesian Limited from August 1996 until December 2006. Prior to joining Cartesian Limited, Mr. Hill held various consulting positions within utilities, transportation and cable industries focusing on data communications. Mr. Hill studied at the Technical and Further Education (TAFE) Institute in Newcastle, NSW Australia.

John C. Ferrara, age 64, has served as our Chief Financial Officer since October 2015. Mr. Ferrara previously served as Chief Financial Officer of TheStreet, Inc., a publicly-traded digital financial media company, from February 2013 until joining the Company. From March 2011 to February 2013, Mr. Ferrara served as Chief Operating Officer and Chief Compliance Officer of Invmetrics Holdings, Inc., formerly RogersCasey, Inc., a performance analytics company. From March 2008 to March 2010, Mr. Ferrara served as Chief Financial Officer of EDGAR Online Inc., a provider of company data and public filings for equities, mutual funds and other publicly traded assets. Since 1999, Mr. Ferrara has served on the board of directors of several public companies, including Response Genetics, Inc. (2008 to 2010), GAMCO Investors, Inc. (1999 to 2007), The LGL Group, Inc. (2004 to 2006), and LICT Corporation (formerly Lynch Interactive Corp) (1999 to 2006). Mr. Ferrara received a Bachelor of Science accounting from the University of Maryland and received a Master’s in Business Administration from Columbia University.

James R. Baker, 43, has served as our Chief Technology Officer and Chief Information Officer since June 2010. Mr. Baker is responsible for the Research & Development, Architecture, Delivery, Support, Pre-sales and Managed Service operations of our Technology Solutions business as well as our global IT organization. He works with our client-facing team to bring high-value solutions to resolve client problems alongside our global consulting teams and consults on high-profile or technically complex engagements. From 2007 until June 2010, Mr. Baker served as Senior Vice President, Technology Consulting. In 1996, Mr. Baker co-founded Cartesian Ltd., a subsidiary of the Company since 2007, where he held a number of roles, including many years of leading the development, delivery and support units during the early inception of its software business. Prior to founding Cartesian Ltd. and ultimately joining Cartesian, Mr. Baker worked in development, architecture and management across a number of technology projects including encryption systems and high-volume rating engines. Mr. Baker studied software engineering at the University of Hertfordshire.

EXECUTIVE COMPENSATION

As noted above under “Note Regarding Streamlined Disclosure,” SEC rules allow smaller reporting companies to tailor their disclosure to reduce costs. Because the Company qualifies as a “smaller reporting company” under SEC rules, the Company is not required to provide, among other things, Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation.

Summary Compensation Table

The following Summary Compensation Table sets forth summary information as to the compensation of (i) both individuals who served during fiscal year 2015 as the Company’s Chief Executive Officer; (ii) the Company’s Chief Financial Officer; (iii) the Company’s two most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of fiscal year 2015; and (iv) one former executive officer who would have been one of the Company’s two most highly compensated executive officers serving at the end of fiscal year 2015 had she been so serving (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Peter H. Woodward, Chief Executive Officer(4)	2015	135,435	—	—	391,969	—	2,913	530,317
William Hill, President(5)	2015	232,203	372,827	—	—	—	47,388	652,418
John C. Ferrara, Chief Financial Officer(6)	2015	50,000	—	—	—	—	131	50,131

James R. Baker, Chief Technology Officer and Chief Information Officer	2015	259,616	—	—	—	—	2,008	261,624
	2014	250,000	—	—	—	—	3,965	253,965

Donald E. Klumb, Former CEO, President and CFO(7)	2015	180,562	—	—	—	—	586,665	767,227
	2014	350,000	—	—	—	—	8,653	358,653
Susan M. Simmons, Former Chief Operating Officer and Head of Global Delivery(8)	2015	242,308	110,000	—	—	—	362,841	715,149
	2014	300,000	—	78,600	—	225,000	8,588	612,188

(1)	This column represents the fair value of the respective equity awards approved by the Compensation Committee and is consistent with the grant date fair value of the awards computed in accordance with ASC 718. Pursuant to SEC rules, the amounts shown reflect the actual or probable outcome of any performance conditions or market conditions that affect the vesting of awards and exclude the impact of estimated forfeitures related to service-based vesting conditions. For assumptions used in determining these values, refer to Note 5 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, as filed with the SEC.
(2)	The 2014 non-equity incentive plan compensation amount for Ms. Simmons was earned during fiscal year 2014 pursuant to an incentive compensation plan based upon performance during fiscal year 2014. $155,000 of the 2014 amount was paid in fiscal 2014; the remaining $70,000 was paid in fiscal year 2015.

(3)	All Other Compensation for the named executive officers consists of:

Name	Year	Retirement Plan Contributions(a) ($)	STD & LTD ($)	Severance Compensation ($)	Consulting Fees and Commissions ($)	Put Option(b) ($)	Total ($)
Peter H. Woodward	2015	2,547	366	—	—	—	2,913
William Hill	2015	47,388	—	—	—	—	47,388
John C. Ferrara	2015	—	131	—	—	—	131
James R. Baker	2015	1,302	706	—	—	—	2,008
	2014	3,112	853	—	—	—	3,965
Donald E. Klumb	2015	7,950	340	366,625	43,750	168,000	586,665
	2014	7,800	853	—	—	—	8,653
Susan M. Simmons	2015	6,247	549	319,100	36,945	—	362,841
	2014	7,735	853	—	—	—	8,588

(a)	With respect to the Retirement Plan Contributions included in All Other Compensation, the Company made retirement plan contributions denominated in British pounds sterling to the Company’s U.K. defined contribution plan on behalf of Mr. Hill in the amount of £31,176 in fiscal 2015. The payments have been converted to U.S. dollars for purposes of disclosure in the Summary Compensation Table at the average exchange rate for the months in which the contributions were made.
(b)	This column represents the fair value of the put option issued to Mr. Klumb in connection with his separation agreement approved by the Board of Directors and is consistent with the grant date fair value of the awards computed in accordance with ASC 718. For assumptions used in determining these values, refer to Note 5 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, as filed with the SEC.
(4)	Mr. Woodward has served as the Company’s Chief Executive Officer since June 3, 2015. Mr. Woodward served as the Company’s President from June 3, 2015 until September 29, 2015 and as the Company’s interim Chief Financial Officer from June 3, 2015 until October 15, 2015. The amount shown in the Salary column includes director fees of $21,589 earned by Mr. Woodward in fiscal year 2015 as a non-employee director of the Company prior to his hiring by the Company.
(5)	Mr. Hill has served as the Company’s President since September 29, 2015. Mr. Hill previously served as Senior Vice President, Business Development of Cartesian Limited, a wholly-owned subsidiary of the Company.
(6)	Mr. Ferrara has served as the Company’s Chief Financial Officer since October 15, 2015.
(7)	Mr. Klumb served as the Company’s Chief Executive Officer, President and Chief Financial Officer from January 2012 until June 3, 2015. Mr. Klumb served as a consultant to the Company from June 5, 2015 until August 31, 2015 pursuant to a Consulting Agreement between Mr. Klumb and the Company dated June 5, 2015. The amount shown in the Salary column includes director fees of $14,985 earned by Mr. Klumb in fiscal year 2015 as a non-employee director of the Company after June 5, 2015.
(8)	Ms. Simmons served as Senior Vice President and Managing Director of CSMG until January 15, 2014. Ms. Simmons served as Chief Operating Officer and Head of Global Delivery of the Company from January 15, 2014 until October 2, 2015. Ms. Simmons has served as a consultant to the Company since October 5, 2015 pursuant to a Consulting Agreement between Ms. Simmons and the Company, effective October 5, 2015.

Narrative to Summary Compensation Table

Employment, Separation and Consulting Agreements

Peter H. Woodard, Chief Executive Officer

Employment Agreement.  On June 16, 2015, the Company entered into an employment agreement with Peter H. Woodward, effective June 3, 2015 (the “Woodward Employment Agreement”), pursuant to which Mr. Woodward serves as CEO of the Company. The Woodward Employment Agreement has a one-year term and is terminable by either party for any reason upon thirty (30) days’ written notice. The Woodward Employment Agreement also terminates upon Mr. Woodward’s death or disability. If not earlier terminated, the Employment Agreement will renew automatically for successive one-year renewal terms unless either party gives the other party sixty (60) days advance notice of such party’s intent not to renew. A copy of the

Woodward Employment Agreement was filed as Exhibit 10.3 to Amendment No. 1 to the Company’s Current Report on Form 8-K filed with the SEC on June 18, 2015, and is available on the SEC’s website (www.sec.gov).

Pursuant to the Woodward Employment Agreement, Mr. Woodward (i) receives an annual base salary of $200,000 per year, (ii) is eligible to receive an annual bonus in accordance with terms of incentive compensation plans to be adopted by the Company in its sole and exclusive discretion and (iii) is eligible to participate in any health, disability and group life insurance plans or other perquisites and fringe benefits that the Company extends generally to employees of the Company at the executive officer level.

During the term of the Woodward Employment Agreement and thereafter, Mr. Woodward has agreed to protect and maintain the confidentiality of the Company’s confidential information and trade secrets and to assign to the Company any works relating to his service to the Company. Additionally, Mr. Woodward has agreed that, during the term of employment and for a six-month period thereafter, he will not (i) compete with the Company, (ii) solicit employees or independent contractors of the Company to terminate their relationship with the Company, or (iii) solicit or do business with any customers or clients of the Company who were customers or clients during the twelve-months prior to the termination of his employment or prospective clients of the Company during the six-month period prior to the termination of his employment.

In connection with the Woodward Employment Agreement, Mr. Woodward received a non-qualified stock option award (“Woodward Option”) under the Cartesian, Inc. Equity Incentive Plan for 200,000 shares of the Company’s common stock having an exercise price of $3.34 per share. The Company and Mr. Woodward entered into a Stock Option Agreement dated June 16, 2015 (the “Woodward Stock Option Agreement”) with respect to the Woodward Option. The Woodward Option expires on June 16, 2025. The Woodward Option will vest only if the price of the Company’s common stock reaches certain price targets, as follows:

•	The Woodward Option will vest with respect to 75,000 shares if at any time the closing market price of the Company’s common stock on each day during a thirty (30) consecutive trading day period equals or exceeds $4.00 per share;
•	The Woodward Option will vest with respect to an additional 75,000 shares if at any time the closing market price of the Company’s common stock on each day during a thirty (30) consecutive trading day period equals or exceeds $5.00 per share; and
•	The Woodward Option will vest with respect to an additional 50,000 shares if at any time the closing market price of the Company’s common stock on each day during a thirty (30) consecutive trading day period equals or exceeds $6.00 per share.

If Mr. Woodward ceases to be an employee for any reason other than having been terminated by the Company for cause (in which case the Woodward Option will expire on the termination date), Mr. Woodward may exercise that portion of the Woodward Option that was vested as of the termination date until the earlier of (i) the expiration date of the Woodward Option and (ii) five years after the termination date.

William Hill, President

Employment Agreement.  The Company is a party to an employment agreement with William Hill, our President (the “Hill Employment Agreement”). The Hill Employment Agreement was entered into with Mr. Hill in his prior position with the Company. The Company and Mr. Hill are negotiating a new employment agreement with respect to his service as President that will replace the Hill Employment Agreement. The Hill Employment Agreement consists of the following components:

•	Base salary of £152,765 per year;
•	An annual contribution of £31,176 to Mr. Hill’s U.K. defined contribution plan;
•	Eligibility to participate in Company-approved bonus plans;
•	Eligibility to participate in any private medical and permanent health plans or other perquisites and fringe benefits that the Company extends generally from time to time to employees of Cartesian Limited; and

•	Severance benefits upon a termination by the Company without cause, consisting of: (1) salary and benefits (and bonuses, if any) accrued and payable up to the date of termination and (2) four months of base salary and benefits payable over four months.

The Company is a party to a Restricted Stock Award Agreement with Mr. Hill relating to a performance-based restricted stock award for 75,000 shares, as described below under “2013 Restricted Stock Grants.”

John C. Ferrara, Chief Financial Officer

Employment Agreement.  On September 29, 2015, the Company entered into an employment agreement with John C. Ferrara (the “Ferrara Employment Agreement”), pursuant to which Mr. Ferrara became the Company’s Chief Financial Officer (principal financial officer and principal accounting officer). Mr. Ferrara assumed the Chief Financial Officer position effective October 15, 2015. The Ferrara Employment Agreement has a one-year term, unless terminated earlier. If not terminated earlier, the Ferrara Employment Agreement will renew automatically for successive one-year renewal terms unless either party gives the other party 60 days advance notice of such party’s intent not to renew. A copy of the Ferrara Employment Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2015, and is available on the SEC’s website (www.sec.gov).

Pursuant to the Ferrara Employment Agreement, Mr. Ferrara: (i) receives an annual base salary of $250,000 per year, which shall be reviewed annually and adjusted upward as deemed appropriate by the Board’s Compensation Committee; (ii) is eligible to receive an annual bonus of up to 50% of his annual base salary based on his achievement of personal and Company objectives as agreed between Mr. Ferrara and the Board’s Compensation Committee; (iii) is eligible to participate in any health, disability and group life insurance plans or other perquisites and fringe benefits that the Company extends generally to the Company’s officers; (iv) is entitled to reimbursement of reasonable business expenses; and (v) is entitled to relocation benefits consisting of a $6,000 cash payment per month until Mr. Ferrara’s current home is sold (capped at $36,000 in aggregate cash payments and subject to gross-up to cover taxes) and up to a $10,000 cash reimbursement of moving expenses. In addition, Mr. Ferrara is entitled to 100,000 non-qualified stock options which vest as follows: (i) 37,500 vest when the market closing price of the Company’s common stock is at $4.00 or greater for 30 consecutive days; (ii) 37,500 vest when the market closing price of the Company’s common stock is at $5.00 or greater for 30 consecutive days; and (iii) 25,000 vest when the market closing price of the Company’s common stock is at $6.00 or greater for 30 consecutive days. To date, the stock option award has not been granted.

The Ferrara Employment Agreement will terminate upon Mr. Ferrara’s death or “disability.” Upon termination for death or disability, Mr. Ferrara (or his estate) will be entitled to any compensation earned through the date of such death or disability and any standard benefits then provided by the Company to employees at his level, as well as any reimbursable expenses incurred through such date, and all other vested accrued health benefits under any agreements between Mr. Ferrara and the Company and any applicable Company plans, programs, policies or arrangements, including without limitation, any incentive compensation agreements (the “Vested Accrued Benefits”).

The Company may terminate the Ferrara Employment Agreement at any time, with or without “cause,” as defined in the Ferrara Employment Agreement, upon written notice to Mr. Ferrara. Upon termination by the Company for “cause,” Mr. Ferrara will be entitled to his base salary and accrued but unused vacation time through such date of termination, as well as any reimbursable business expenses incurred through such date, and the Vested Accrued Benefits. Upon termination by the Company without “cause” (or the Company’s failure to allow for the renewal of the term of the Employment Agreement) and other than for death or disability, Mr. Ferrara will be entitled to his base salary and accrued but unused vacation time through such date of termination, as well as any reimbursable business expenses incurred through such date, a cash severance payment of six months of base salary (payable over six months), six months of premiums for COBRA coverages, and the Vested Accrued Benefits.

Mr. Ferrara may terminate the Ferrara Employment Agreement at any time upon written notice to the Company. Upon termination by Mr. Ferrara other than for his “constructive termination,” Mr. Ferrara will be entitled to his base salary, as well as any reimbursable business expenses incurred through termination, and the Vested Accrued Benefits. Upon termination by Mr. Ferrara for his “constructive termination,” Mr. Ferrara will be entitled to the same benefits as to which he would be entitled upon his termination without cause as described above. The Ferrara Employment Agreement defines “constructive termination” to mean the following occurrences, in each case, without Mr. Ferrara’s consent and subject to cure provisions: (i) a material adverse change in Mr. Ferrara’s position or duties or title; (ii) a material reduction in Mr. Ferrara’s base salary or target bonus percentage; or (iii) a relocation of Mr. Ferrara’s principal place of employment by more than 50 miles.

The Ferrara Employment Agreement also provides benefits to Mr. Ferrara in connection with his termination in connection with a “change of control” of the Company in certain circumstances. The terms and provisions of the Ferrara Employment Agreement will continue following a “change of control” of the Company. However, in the event that the Company terminates Mr. Ferrara without cause (or fails to allow for the renewal of the term of the Ferrara Employment Agreement) and other than for death or disability, or Mr. Ferrara terminates his employment due to his constructive termination, at any time within three months before or 12 months after a “change of control” of the Company, Mr. Ferrara will be entitled to his base salary and accrued but unused vacation time through such date of termination, as well as any reimbursable business expenses incurred through such date, a cash severance payment of 12 months of base salary, 12 months of premiums for COBRA coverage, and the Vested Accrued Benefits. The Ferrara Employment Agreement defines a “change in control” of the Company to mean: (i) the sale, lease, conveyance or other disposition of at least 50% of the Company’s assets; (ii) the direct or indirect acquisition by a person or group of beneficial ownership of more than 50% of the Company’s voting securities; or (iii) a merger (in which the Company is not the surviving entity), consolidation, liquidation or dissolution of the Company or winding up of its business.

During the term of the Ferrara Employment Agreement and thereafter, Mr. Ferrara has agreed to protect and maintain the confidentiality of the Company’s confidential information and trade secrets and to assign to the Company any works relating his service to the Company. Additionally, Mr. Ferrara has agreed that, during the term of his employment and for a one-year period thereafter, he will not (i) compete with the Company, (ii) solicit employees or independent contractors of the Company to terminate their relationship with the Company or (iii) solicit or do business with any customers or clients of the Company who were customers or clients during the twelve-month period prior to the termination of his employment or prospective customers or clients of the Company during the six-month period prior to the termination of his employment.

James R. Baker, Chief Technology Officer and Chief Information Officer

Employment Agreement.  The Company is a party to an employment agreement with James R. Baker, our Chief Technology Officer and Chief Information Officer (the “Baker Employment Agreement”). A copy of the Baker Employment Agreement was filed as Exhibit 10.2 to our Form 10-Q filed with the SEC on May 14, 2013 and is available on the SEC’s website (www.sec.gov). The Baker Employment Agreement consists of the following components:

•	Base salary of $250,000 per year;
•	An annual contribution of £20,000 to Mr. Baker’s U.K. defined contribution plan, which contribution was discontinued after the contribution for fiscal year 2013 was made;
•	Eligibility to participate in Company-approved bonus plans;
•	Eligibility to participate in any health, disability, and group term life insurance plans or other perquisites and fringe benefits that the Company extends generally from time to time to vice presidents of the Company; and
•	Severance benefits upon a termination by the Company without cause, consisting of: (1) salary and benefits (and bonuses, if any) accrued and payable up to the date of termination, (2) eight months of base salary payable over eight months, and (3) payment of the premium for any COBRA benefits for a period of six months from the date of termination.

The Company is a party to a Restricted Stock Award Agreement with Mr. Baker relating to a performance-based restricted stock award for 70,000 shares, as described below under “2013 Restricted Stock Grants.”

Donald E. Klumb, Former President, CEO, and CFO

Separation Agreement.  Donald E. Klumb separated from service as the Company’s CEO, President and CFO, in each case, effective as of June 3, 2015 (the “Klumb Separation Effective Date”). Pursuant to his Separation Agreement with the Company, dated as of June 3, 2015 (the “Klumb Separation Agreement”), Mr. Klumb was entitled to the following payments and benefits, in lieu of any payments and benefits otherwise payable to Mr. Klumb pursuant to his Amended and Restated Employment Agreement with the Company, dated as of September 16, 2014, or pursuant to any of the Company’s cash or equity incentive compensation plans or agreements:

•	A cash separation payment of $350,000, payable in installments as follows: (i) $100,000 payable 10 days after the Klumb Separation Effective Date; (ii) $100,000 payable 30 days after the Klumb Separation Effective Date; (iii) $100,000 payable 60 days after the Klumb Separation Effective Date; and (iv) $50,000 payable 90 days after the Klumb Separation Effective Date;
•	An option and right to sell to the Company up to 112,692 of Mr. Klumb’s then-owned shares of the Company’s common stock at $4.50 per share, until March 15, 2016;
•	Salary and benefits accrued but unpaid up to the Klumb Separation Effective Date, including accrued vacation payable in accordance with the Company’s vacation cash-out policy in the amount of $16,625;
•	Reimbursement of reasonable expenses accrued and payable, if any, as of the Klumb Separation Effective Date; and
•	Premiums for COBRA benefits for Mr. Klumb and his dependents for a period of 12 months following the Klumb Separation Effective Date.

As a condition to receiving the foregoing payments and benefits, Mr. Klumb agreed to a general release of claims in favor of the Company and its affiliates and customary non-disclosure, non-solicitation, non-competition and non-disparagement provisions. In addition, all of Mr. Klumb’s unvested and unexercised awards under the Company’s Equity Incentive Plan were forfeited and expired as of the Klumb Separation Effective Date. A copy of the Klumb Separation Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2015, and is available on the SEC’s website (www.sec.gov).

In November 2015, Mr. Klumb exercised the put option and the Company purchased 90,036 shares at $4.50 for a total of approximately $405,000. In March 2016, Mr. Klumb exercised the put option prior to its expiration and in April 2016 the Company purchased 18,937 shares at $4.50 for a total of approximately $85,000.

Consulting Agreement.  In addition, upon Mr. Klumb’s separation from service, the Company engaged Mr. Klumb as a consultant pursuant to a Consulting Agreement, dated as of June 4, 2015 (the “Klumb Consulting Agreement”). The Klumb Consulting Agreement provides for an initial consulting term commencing on June 4, 2015 and terminating on August 31, 2015 (the “Initial Klumb Consulting Period”). During the consulting term, Mr. Klumb was available to provide advisory services relating to aspects of the business and operations of the Company as to which he gained specialized knowledge and experience in the course of his employment with the Company, as the Company or Board would reasonably request, including, but not limited to, assisting with the CFO transition, participating in communications to employees and customers, providing services in certain customer engagements, and assisting in certain other transition services.

In consideration for such services during the consulting term, Mr. Klumb received, among other things, a consulting fee of $43,750 for services provided during the Initial Klumb Consulting Period, as well as reimbursement for all reasonable expenses authorized in advance by the Company incurred in connection with the performance of such consulting services. In addition, Mr. Klumb agreed to customary non-disclosure, non-solicitation and work product assignment provisions. A copy of the Klumb Consulting Agreement was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2015, and is available on the SEC’s website (www.sec.gov).

Amended and Restated Employment Agreement.  The Company is also party to an Amended and Restated Employment Agreement dated September 16, 2014 with Mr. Klumb (the “Amended Klumb Employment Agreement”), which governed his service as our President, CEO, and CFO. A copy of the Amended Klumb Employment Agreement was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the SEC on November 11, 2014, and is available on the SEC’s website (www.sec.gov). The Amended Klumb Employment Agreement amended and restated the Employment Agreement dated February 3, 2012 between the parties (“Prior Klumb Employment Agreement”), which was extended in April 2013 until February 2, 2015. A copy of the Prior Klumb Employment Agreement was filed as Exhibit 10.20 to our Annual Report on Form 10-K filed with the SEC on March 30, 2012, and is available on the SEC’s website (www.sec.gov).

The Amended Klumb Employment Agreement consisted of the following principal components:

•	A term which renewed annually unless either party gave the other party at least sixty (60) days advance notice of their intent not to renew;
•	Base salary of not less than $350,000 per year to be determined by the Board of Directors;
•	Eligibility to participate in any bonus pool for executive officers as approved by the Compensation Committee;
•	Eligibility to participate in any health, disability, and group term life insurance plans or other perquisites and fringe benefits that the Company extended generally from time to time to the executive officers of the Company;
•	Severance benefits, which were superseded by the Klumb Separation Agreement.

The Company was also a party to a Restricted Stock Award Agreement with Mr. Klumb relating to a performance-based restricted stock award for 200,000 shares, as described below under “2013 Restricted Stock Grants.” The unvested shares of performance-based restricted stock were forfeited in connection with his separation from service.

Susan M. Simmons, Former Chief Operating Officer and Head of Global Delivery

Separation Agreement.  In connection with the separation from service of Susan Simmons as the Company’s Chief Operating Officer, effective October 2, 2015 (the “Simmons Separation Effective Date”), the Company and Ms. Simmons entered into a Separation Agreement, dated as of September 29, 2015 (the “Simmons Separation Agreement”). Under the Simmons Separation Agreement, Ms. Simmons was entitled to the following payments and benefits, in lieu of any payments and benefits otherwise payable to Ms. Simmons pursuant to her Employment Agreement with the Company, dated October 20, 2006 (the “Simmons Employment Agreement”), or pursuant to any of the Company’s cash or equity incentive compensation plans or agreements:

•	a cash separation payment of $305,000, payable in installments as follows: (i) $40,000 payable 10 days after execution of the Separation Agreement; (ii) $100,000 payable on October 23, 2015; (iii) $100,000 payable on November 20, 2015; and (iv) $65,000 payable on December 18, 2015;
•	salary and benefits accrued but unpaid up to the Simmons Separation Effective Date, including accrued vacation payable in accordance with the Company’s vacation cash-out policy in the amount of $14,100;
•	reimbursement of reasonable expenses accrued and payable, if any, as of the Simmons Separation Effective Date; and
•	premiums for COBRA benefits for Ms. Simmons and her dependents for a period of nine months following the Simmons Separation Effective Date.

As a condition of receiving the foregoing payments and benefits, Ms. Simmons agreed to a general release of claims in favor of the Company and its affiliates and customary non-disclosure, non-solicitation, non-competition and non-disparagement provisions. In addition, all of Ms. Simmons’ unvested awards under the Company’s Equity Incentive Plan were forfeited and expired as of the Simmons Separation Effective Date.

A copy of the Simmons Separation Agreement was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2015, and is available on the SEC’s website (www.sec.gov).

Consulting Agreement.  In addition, Ms. Simmons was engaged as a consultant to the Company pursuant to a Consulting Agreement, effective as of October 5, 2015 (the “Simmons Consulting Agreement”) which provides for an initial consulting term commencing on October 5, 2015 and terminating on June 30, 2016 (the “Simmons Service Period”). The Simmons Service Period may be extended by mutual written agreement of the Company and Ms. Simmons. A copy of the Simmons Consulting Agreement was filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 3, 2015 filed with the SEC on November 17, 2015, and is available on the SEC’s website (www.sec.gov).

During the Simmons Service Period, Ms. Simmons must be available to provide advisory services relating to aspects of the business and operations of the Company as to which she gained specialized knowledge and experience in the course of her employment with the Company, as the Company may reasonably request, including, but not limited to, participating in communications to employees and customers, assisting in transitioning Ms. Simmons’ relationships that are important to the Company, continuing to be involved in various corporate items as requested by the Company’s CEO and providing services in certain customer engagements. In addition, Ms. Simmons agreed to inform the Company of any opportunities to provide consulting services to organizations involved in the Company’s industry, as identified by Ms. Simmons, and to facilitate the Company’s pursuit of such opportunities. Ms. Simmons agreed to customary work product assignment provisions.

In consideration for providing services during the Service Period, Ms. Simmons is entitled to receive fees for consulting work performed at her daily rate or a percentage of her billed work rate, depending upon the project, as well as reimbursement for reasonable expenses. In addition, Ms. Simmons may earn commissions for new business generated (as defined in the Consulting Agreement). Specifically, the Company is required to pay Ms. Simmons commissions with respect to all new business generated by Ms. Simmons during the Simmons Service Period or within ninety (90) days following the end of the term. Commissions are payable on the first twelve (12) months of revenue from the new business, and equal four (4%) percent of fee revenue for new business with gross margin of 50-64% (as such terms are defined in the Simmons Consulting Agreement) and six (6%) percent of fee revenue for new business with gross margin greater than 65%. Ms. Simmons is not eligible to receive commissions on fee revenue generated by services provided by Ms. Simmons. Commissions with respect to a new customer or a new project will only be earned on the related new business revenues generated during the period beginning on the date the qualifying engagement begins and ending twelve (12) months later. Under the Simmons Consulting Agreement, new business means all professional service fees generated in a calendar quarter from a new customer which was introduced to the Company by Ms. Simmons or a new project for existing customers of the Company which were introduced by Ms. Simmons, subject to certain limitations in the Simmons Consulting Agreement.

Ms. Simmons has earned $10,977 under the Simmons Consulting Agreement in fiscal 2016.

Employment Agreement.  The Company is a party to an Employment Agreement dated October 20, 2006 with Ms. Simmons in connection with her prior service as Chief Operating Officer and Head of Global Delivery (the “Simmons Employment Agreement”). A copy of the Simmons Employment Agreement was filed as Exhibit 10.2 to our Form 10-Q filed with the SEC on May 17, 2011 and is available on the SEC’s website (www.sec.gov). On June 17, 2014, the Compensation Committee of the Board approved an incentive compensation award for 2014 for Ms. Simmons, pursuant to which she could earn a cash bonus of up to $300,000 based upon achievement of financial and qualitative business objectives in fiscal year 2014, as determined by the Compensation Committee based upon its evaluation of performance and the recommendation of the Chief Executive Officer. The amount of such award that was determined to be earned was $225,000.

The Simmons Employment Agreement consisted of the following components:

•	Base salary of $300,000 per year;
•	Eligibility to participate in Company-approved bonus plans, which for fiscal year 2014 constituted an incentive award that allowed Ms. Simmons to earn up to $300,000 in incentive cash compensation, as described above;
•	Eligibility to participate in any health, disability, and group term life insurance plans or other perquisites and fringe benefits that the Company extends generally from time to time to vice presidents of the Company; and
•	Severance benefits, which were superseded by the Simmons Separation Agreement.

The Company was also a party to Restricted Stock Award Agreements with Ms. Simmons relating to performance-based restricted stock awards for 20,000 shares and 80,000 shares, granted in 2014 and 2013, respectively as described below under “2014 Restricted Stock Grant” and “2013 Restricted Stock Grants.” The unvested shares of performance-based restricted stock were forfeited in connection with her separation from service.

Retirement Benefits.

The Company’s named executive officers are eligible to participate in the following retirement plans:

Mr. Woodward, Mr. Ferrara, Mr. Klumb, Ms. Simmons and Mr. Baker participate in the Company’s standard 401(k) plan, which is available to all U.S. Company employees. In fiscal years 2015 and 2014, the Company matched fifty percent of the first six percent of deferred salary the employee contributed to the plan (subject to IRS maximums). Material severance terms for named executive officers are outlined above in the descriptions of the Employment Agreements. Mr. Hill participates in the Company’s pension plan available to U.K. Company employees. Per Mr. Hill’s employment agreement, he receives an annual contribution of £31,176 to his pension account.

2014 Restricted Stock Grant.

In March 2014, the Board approved performance-based restricted stock awards under the Company’s Equity Incentive Plan for a total of 40,000 shares of Common Stock, including a performance-based restricted stock award for 20,000 shares to Susan M. Simmons (the “2014 Restricted Stock Award”).

The shares subject to this award vested in proportion to the ratio that the Company’s “Cumulative Net Non-GAAP EBITDA” achieved over a three-year performance period compares to the Cumulative Net Non-GAAP EBITDA goal of $10.5 million. “Non-GAAP EBITDA” means the Company’s gross profit (loss) before interest, taxes, depreciation and amortization expense but also excluding certain non-cash charges (e.g., share-based compensation expense) and, potentially, other extraordinary one-time items to the extent determined to be appropriate by the Compensation Committee.

The first potential vesting date was the Company’s earnings release date for its 2015 first fiscal quarter and each subsequent potential vesting date was each of the Company’s quarterly earnings release dates thereafter through the release date for the first quarter of 2017. A total of 9,928 shares of performance-based restricted stock vested in fiscal year 2015. Shares not vested as of the release date for the first quarter of 2017 would be forfeited. As of January 2, 2016, there were no shares remaining outstanding under this grant.

2013 Restricted Stock Grants.

In April 2013, the Board approved an equity incentive program under the Company’s Equity Incentive Plan pursuant to which the Board granted performance-based restricted stock awards for a total of 800,000 shares of Common Stock to various executive officers and employees of the Company (the “2013 Restricted Stock Awards”). The awards included grants of performance-based restricted stock awards for (i) 200,000 shares to Donald E. Klumb, the then-serving Chief Executive Officer, President and Chief Financial Officer of the Company, (ii) 80,000 shares to Susan M. Simmons, then serving as Senior Vice President and Managing Director of Cambridge Strategic Management Group, Inc. and Cambridge Adventis Ltd., two subsidiaries of the Company, (iii) 70,000 shares to James R. Baker, Chief Technology Officer and

Chief Information Officer of the Company and (iv) 75,000 shares to William Hill, then serving as Senior Vice President, Business Development of Cartesian Limited, a wholly-owned subsidiary of the Company.

Shares subject to the awards vest in proportion to the ratio that the Company’s “Cumulative Net Non-GAAP EBITDA” achieved over a four-year performance period compares to the Cumulative Net Non-GAAP EBITDA goal of $14 million. “Non-GAAP EBITDA” means the Company’s gross profit (loss) before interest, taxes, depreciation and amortization expense but also excluding certain non-cash charges (e.g., share-based compensation expense) and, potentially, other extraordinary one-time items to the extent determined to be appropriate by the Compensation Committee.

The first potential vesting date was the Company’s earnings release date for its 2014 first fiscal quarter and each subsequent potential vesting date is each of the Company’s quarterly earnings release dates thereafter through the release date for the first quarter of 2017. A total of 173,292 shares of performance-based restricted stock vested in fiscal year 2014 and a total of 53,478 shares of performance-based restricted stock vested in fiscal year 2015. Shares not vested as of the release date for the first quarter of 2017 are forfeited. Except for termination of employment in certain circumstances following a change of control, the unvested portion of an award is forfeited upon any termination of employment. Under the terms of the awards, vesting is partially accelerated and each award is converted to a time-vested award upon a change of control of the Company, as described below.

Restricted Stock Award Agreements.

The 2014 Restricted Stock Award and 2013 Restricted Stock Awards are subject to the terms of Restricted Stock Award Agreements. In addition to the terms described above, the Restricted Stock Award Agreements include change of control provisions. Under the agreements, in the event of a change of control of the Company during the performance period, all shares subject to the award which have not otherwise vested at such time shall vest as follows: (i) a number of unvested shares, equal to the aggregate number of shares then vested, shall vest immediately prior to the change of control; and (ii) any remaining unvested shares shall vest in five equal annual installments beginning on the first anniversary of the date of the change of control, provided that the executive remains employed by the Company during the vesting period. In addition, any unvested shares shall immediately vest upon the involuntary termination of employment of the executive without cause following a change of control or the executive’s voluntary termination of employment for good reason as specified in the agreement following a change of control. A copy of the form of the Restricted Stock Award Agreement was filed as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company with the SEC on April 10, 2013, and is available on the SEC’s website (www.sec.gov).

Outstanding Equity Awards at 2015 Fiscal Year End

The following table provides information regarding outstanding stock options and unvested restricted stock held by each named executive officer as of January 2, 2016.

				Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Peter H. Woodward	—	200,000	(1)	3.34	June 16, 2025	—		—
	20,000	—		4.12	March 11, 2024	—		—
William Hill	25,001	—		8.10	January 2, 2017	53,628	(3)	119,054
John C. Ferrara	—	—	(2)	—	—	—		—
James R. Baker	25,001	—		8.10	January 2, 2017	50,053	(3)	111,118
Donald E. Klumb	—	—		—	—	—		—
Susan M. Simmons	—	—		—	—	—		—

(1)	The stock option granted to Mr. Woodward vests with respect to 75,000 shares if at any time the closing market price of the Company’s common stock on each day during a thirty (30) consecutive trading day period equals or exceeds $4.00 per share, with respect to an additional 75,000 shares if at any time the closing market price of the Company’s common stock on each day during a thirty (30) consecutive trading day period equals or exceeds $5.00 per share, and with respect to an additional 50,000 shares if at any time the closing market price of the Company’s common stock on each day during a thirty (30) consecutive trading day period equals or exceeds $6.00 per share.
(2)	Under the Ferrara Employment Agreement, Mr. Ferrara is entitled to 100,000 non-qualified stock options which vest as follows: (i) 37,500 vest when the market closing price of the Company’s common stock is at $4.00 or greater for 30 consecutive days; (ii) 37,500 vest when the market closing price of the Company’s common stock is at $5.00 or greater for 30 consecutive days; and (iii) 25,000 vest when the market closing price of the Company’s common stock is at $6.00 or greater for 30 consecutive days. The stock option award has not been granted as of the date of this proxy statement.
(3)	Represents the maximum number of shares subject to the 2013 Restricted Stock Awards granted in April 2013. Shares subject to the awards vest in proportion to the ratio that the Company’s “Cumulative Net Non-GAAP EBITDA” achieved over a four-year performance period compares to the Cumulative Net Non-GAAP EBITDA goal of $14 million. The first potential vesting date was the Company’s earnings release date for its 2014 first fiscal quarter and each subsequent potential vesting date is each of the Company’s quarterly earnings release dates thereafter through the release date for the first quarter of 2017. See “2013 Restricted Stock Grants.”
(4)	The market value of the performance-based restricted stock awards is based on the closing market price of our common stock as of December 31, 2015 (the last trading day in the 2015 fiscal year), which was $2.22 per share.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers disclosed in these materials. This proposal, commonly referred to as a “say on pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program.

We are asking stockholders to approve the compensation of our named executive officers as disclosed in these materials by adopting the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion.”

We believe that our compensation program, with its balance of short-term incentives (including performance based cash bonus awards) and longer-term incentives (including stock options and restricted stock awards) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the compensation tables and related narrative disclosure included in the “Corporate Governance — Compensation Committee Processes and Procedures” and “Executive Compensation” sections of this proxy statement for more information regarding our compensation program.

Although this vote is non-binding, the Board of Directors and the Compensation Committee, which is comprised of independent directors, will take into account the outcome of the vote when considering future executive compensation decisions. The Company currently submits the compensation of named executive officers to an advisory vote of stockholders on an annual basis, and the next such vote shall occur at the 2017 annual meeting of stockholders.

Required Vote and Board Recommendation

Approval of this Proposal No. 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION TABLES AND NARRATIVE DISCUSSION.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the engagement of the independent registered public accounting firm of Grant Thornton LLP (“Grant Thornton”) to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2016. The Audit Committee’s approval is pending completion of Grant Thornton’s client acceptance procedures. In the event the stockholders fail to ratify the selection, the Audit Committee will reconsider this selection but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

Change in Independent Registered Public Accounting Firm

The Audit Committee recently conducted an interview process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (the “2016 fiscal year”). As a result of this process, on April 22, 2016, the Audit Committee approved Grant Thornton as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the 2016 fiscal year and to review the Company’s quarterly consolidated financial statements beginning with the second quarter of the 2016 fiscal year.

Deloitte & Touche LLP (“Deloitte”) audited the consolidated financial statements of the Company for the fiscal years ended January 2, 2016 and January 3, 2015. On April 22, 2016, the Audit Committee made a determination to dismiss Deloitte as the Company’s independent registered public accounting firm effective upon the completion of Deloitte’s review of the Company’s consolidated financial statements for the Company’s fiscal quarter ended April 2, 2016.

The reports of Deloitte on the consolidated financial statements of the Company for the fiscal years ended January 2, 2016 and January 3, 2015 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended January 2, 2016 and January 3, 2015 and the subsequent interim period through the date of this proxy statement, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of such disagreements in connection with its reports on the consolidated financial statements for such fiscal years. During the Company’s fiscal years ended January 2, 2016 and January 3, 2015 and the subsequent interim period through the date of this proxy statement, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended January 2, 2016 and January 3, 2015 and the subsequent interim period prior to the Audit Committee’s engagement of Grant Thornton, neither the Company nor anyone on its behalf consulted Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

In accordance with Instruction 2 of Item 304 of Regulation S-K, the Company furnished Grant Thornton and Deloitte a copy of the disclosures in this proxy statement required by Item 304(a) of Regulation S-K prior to the time the proxy statement was filed with the SEC. In the event that Grant Thornton or Deloitte believed the disclosures were incorrect or incomplete, they were permitted to express their views in a brief statement to be included in this proxy statement. Neither Grant Thornton nor Deloitte submitted such a statement.

Representatives of Grant Thornton are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Representatives from Deloitte are not expected to be present at the annual meeting.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the aggregate fees billed to the Company by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) during fiscal years 2015 and 2014:

	2015	2014
Audit Fees(a)	$910,618	$574,773
Tax Fees	—	—
All Other Fees(b)	2,000	2,000
Total	$912,618	$576,773

(a)	Fees for audit services in fiscal years 2015 and 2014 consisted of the audit of the Company’s annual consolidated financial statements included in our annual reports on Form 10-K, reviews of the Company’s quarterly consolidated financial statements included in our quarterly reports on Form 10-Q, and consents and other services related to SEC matters.
(b)	All other fees are comprised of a subscription to Deloitte’s on-line research tool.

In considering the nature of the services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the Deloitte Entities and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as well as the rules of the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants.

Pre-Approval Policy

The charter of the Audit Committee requires pre-approval of non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has adopted a procedure for approval of audit services and non-audit services by independent registered public accounting firm whereby all projects in excess of $25,000 require pre-approval by the full Audit Committee. The following specified projects in amounts of $25,000 or less may be approved by the Chairman of the Audit Committee: (a) consultation and research specifically relating to financial accounting and reporting matters; (b) consultation and research specifically relating to income tax reporting/compliance matters; (c) matters relating to the audit of the Company’s 401(k) plan; and (d) required audit services necessary to complete certain SEC filings in a timely manner (such as the issuance of a consent for registration statements). Pre-approved services must not be prohibited services under the rules of the SEC. All such specified projects not approved by the full Audit Committee must be reported to the full Audit Committee at the next regularly scheduled meeting.

For fiscal years 2015 and 2014, the Audit Committee had the same approval policy, except that management was authorized to proceed with specified projects that are based on an hourly rate and hours incurred of less than $10,000 per project in the four categories of services pre-approved by the Audit Committee as described above. All services performed by the Deloitte Entities during 2015 were pre-approved in accordance with this policy.

Required Vote and Board Recommendation

Approval of this Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

OUR AUDIT COMMITTEE RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

REPORT OF THE AUDIT COMMITTEE

In the performance of its oversight function, the Audit Committee has considered and discussed with management and our independent registered public accounting firm the audited consolidated financial statements of the Company for the fiscal year ended January 2, 2016.

In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, “Communications with Audit Committees.” The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm its independence.

Based upon the reports and discussions described in this report, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements as of and for the fiscal year ended January 2, 2016, be included in the Company’s Annual Report on Form 10-K for such fiscal year.

The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. The Audit Committee does not determine whether the Company’s financial statements are complete and accurate, are prepared in accordance with generally accepted accounting principles or fairly present the Company’s financial condition, results of operations and cash flows. Members of the Committee rely without independent verification on the information provided to them and the representations made to them by management and the independent registered public accounting firm and look to management to provide full and timely disclosure of all material facts affecting the Company. Accordingly, the Audit Committee’s oversight does not assure that management has maintained appropriate internal controls and procedures or appropriate disclosure controls and procedures, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

The Audit Committee(1)

Robert J. Currey, Chairman
Micky K. Woo

This Audit Committee Report is not deemed “soliciting material”
and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

(1)	Donald J. Tringali and Thomas A. Williams were appointed to the Audit Committee on April 25, 2016 and did not sign the Report of the Audit Committee because they were not members of the Audit Committee during the fiscal year ended January 2, 2016 and did not participate in the review, discussions or recommendation of the Audit Committee described in the Report. David C. Mahoney, who resigned from the Board of Directors on April 25, 2016, served as a member of the Audit Committee at the time the actions specified in the Report were taken.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and beneficial owners of more than 10% of the Company’s Common Stock to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms submitted to it during the fiscal year ended January 2, 2016 and written representations provided to it, the Company believes that all officers, directors and beneficial owners of more than 10% of the outstanding Common Stock complied with all Section 16(a) requirements during fiscal year 2015, except as follows: William Hill, President of the Company, filed an amended Form 3 on December 1, 2015 to correct his Form 3 filed on October 16, 2015. The amendment was filed to include his beneficial ownership of 75,000 shares of Common Stock which was inadvertently omitted from the original Form 3. The Company assists its directors and officers in the preparation and filing of reports required under Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

Senior officers and directors of the Company have entered into indemnification agreements with the Company, each in a form approved by the Company’s Board of Directors and previously disclosed by the Company. A copy of the form of Indemnification Agreement was filed as Exhibit 10.2 to our Registration Statement on Form S-1 filed with the SEC on September 20, 1999 and is available on the SEC’s website (www.sec.gov). The Board of Directors also authorized the Company to enter into Indemnification Agreements with future directors and senior officers of the Company that may be designated from time to time by the Board. The indemnification agreements supplement and clarify existing indemnification provisions of the Company’s Certificate of Incorporation and Bylaws and, in general, require the Company, to the extent permitted under applicable law, to indemnify such persons against all expenses, judgments and fines incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they are or were directors or officers of the Company or any other enterprise to the extent they assumed those responsibilities at the direction of the Company. The indemnification agreements also establish processes and procedures for indemnification claims, advancement of expenses and costs and other determinations with respect to indemnification.

Legal Proceedings Involving a Former Director

On January 10, 2012, Richard P. Nespola, our former Chief Executive Officer, former Chairman of the Board and a former member of our Board of Directors, filed an action, Richard P. Nespola v. The Management Network Group, Inc., against us with the American Arbitration Association relating to the termination of his employment. Based upon information provided by Mr. Nespola to the Company in connection with the 2013 annual meeting of stockholders, Mr. Nespola is the beneficial owner of more than 5% of the outstanding shares of Common Stock. See “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS”.

During fiscal year 2014, the arbitrator issued interim awards finding that Mr. Nespola was entitled to: (1) a severance benefits award of $1,468,584; (2) attorneys’ fees and costs; and (3) pre-judgment interest. In fiscal year 2015 the arbitrator issued a final award as to attorneys’ fees and costs of $1,694,340. All amounts awarded under the Nespola action have been paid by the Company and the matter is fully resolved.

Strategic Alliance and Investment by Elutions, Inc.

On February 25, 2014, the Company entered into an investment agreement (the “Investment Agreement”) with Elutions, Inc. (“Elutions”) a provider of operational business intelligence solutions. Under the Investment Agreement, the Company agreed to issue and sell shares of common stock to Elutions and to issue stock purchase warrants to Elutions, and the parties agreed that a subsidiary of Elutions would loan funds to a subsidiary of the Company. On March 18, 2014, the Company and Elutions completed the closing (the “Closing”) of the transactions contemplated under the Investment Agreement.

At the Closing, (a) the Company issued and sold 609,756 shares of common stock to Elutions at a price of $3.28 per share, for an aggregate purchase price of $2,000,000, (b) the Company’s subsidiary, Cartesian

Limited, issued a promissory note (the “Note”) payable to Elutions Capital Ventures S.à r.l, a subsidiary of Elutions, in an aggregate original principal amount of $3,268,664, payable in equivalent Great Britain Pounds Sterling, and the Company issued to Elutions a Common Stock Purchase Warrant (Tracking) related to the Note to purchase 996,544 shares of common stock of the Company for $3.28 per share (the “Tracking Warrant”), and (c) the Company issued to Elutions a Common Stock Purchase Warrant (Commercial Incentive) pursuant to which Elutions can earn the right to purchase up to 3,400,000 shares of common stock of the Company at prices ranging from $3.85 per share to $4.85 per share based on the Company’s financial results related to certain customer contracts obtained jointly by the Company and Elutions (the “Incentive Warrant”). The Incentive Warrant and the Tracking Warrant are referred to collectively below as the “Warrants”.

As a result of the transaction, Elutions and certain affiliates became the beneficial owners of more than five percent of the Company’s outstanding common stock. According to a Schedule 13D filed on March 7, 2014, as amended on March 19, 2014, May 22, 2014 and June 18, 2014, each of Elutions, Engage Networks, Inc., Astra Family Holdings, LLC, Leventi Irrevocable Trust, William Doucas and Elizabeth Doucas may be deemed to beneficially own a total of 1,606,300 shares of common stock of the Company, consisting of 609,756 shares of common stock issued to Elutions, 996,544 shares of common stock issuable upon exercise of the Tracking Warrant issued to Elutions. In addition, as of April 19, 2016, 38,334 shares have vested related to the Incentive Warrant. Such shares constitute approximately 16.6% of the outstanding shares of common stock of the Company (including as outstanding, for purpose of such calculation, the shares issuable upon exercise of the Tracking Warrant).

The Investment Agreement contains a number of agreements and covenants, including (i) certain affirmative and negative covenants relating to the Note applicable to the Company and its subsidiaries, (ii) an agreement of the Company to assign to Elutions certain customer contracts obtained jointly with Elutions if a competitor acquires control of the Company, (iii) confidentiality restrictions applicable to both parties, (iv) a standstill agreement of Elutions, (v) an agreement of the parties to negotiate in good faith for the purchase by Elutions of additional shares of Common Stock equal to 6.5% of outstanding shares from the Company or in open market purchases if Elutions then owns or is vested with the right to acquire 38.5% of the shares of Common Stock then outstanding, subject to any applicable stockholder approval requirements, (vi) the grant of a right of first offer to Elutions to loan funds to the Company in the future if the Company intends to incur or assume indebtedness, subject to certain exceptions, (vii) a grant of pre-emptive rights to Elutions with respect to future issuances and sales of equity securities by the Company, subject to certain exceptions, (viii) the right of Elutions to designate one member of the Board of Directors of the Company if it meets certain ownership thresholds, and (ix) restrictions on the issuance by the Company of options, warrants or similar rights or convertible securities, other than with respect to certain excluded issuances.

Promissory Note

The Note issued at Closing by the Company’s subsidiary, Cartesian Limited, in the aggregate original principal amount of $3,268,664, bears interest at the rate of 7.825% per year, payable monthly, and matures on March 18, 2019. The Note must be redeemed by Cartesian Limited upon notification by the holder at any time and may be prepaid by Cartesian Limited after 18 months if the trading price of the Company’s common stock exceeds $5.50 per share for a specified period of time and may be prepaid by Cartesian Limited at any time after 30 months. The obligations of Cartesian Limited under the Note are guaranteed by the Company pursuant to a Guaranty entered into by the Company at Closing and are secured by certain assets relating to client contracts involving Elutions pursuant to a Security Agreement entered into by the Company and Elutions at Closing. Amounts outstanding under the Note may be applied to the exercise price of the Company’s common stock under the Tracking Warrant. Upon occurrence of an event of default, the Note would bear interest at 9.825% per year and could be declared immediately due and payable. The Company’s subsidiary paid a total of $523,580 in interest to the affiliate of Elutions under the Note from the date of issuance of the Note through April 2, 2016.

Tracking Warrant

Under the Tracking Warrant, Elutions may acquire 996,544 shares of common stock of the Company for $3.28 per share at any time and from time to time through March 18, 2020. The Company may require Elutions to exercise the Tracking Warrant at any time (i) after 18 months if the trading price of the Company’s common stock exceeds $5.50 per share for a specified period of time and the Company meets certain cash and working capital thresholds and (ii) after 30 months if the Company meets certain cash and working capital thresholds. To the extent amounts are outstanding under the Note, Elutions and the Company (if the Company is requiring exercise of the Tracking Warrant by Elutions as described above) may offset such amounts against the exercise price for shares of common stock acquired under the Tracking Warrant. The Tracking Warrant expires if the Note is redeemed as a result of notification of redemption by the holder.

Incentive Warrant

Under the Incentive Warrant, Elutions can earn the right to purchase up to 3,400,000 shares of common stock of the Company at prices ranging from $3.85 per share to $4.85 per share based on the Company’s financial results as described below. The Incentive Warrant expires on March 18, 2020. The right to exercise the Incentive Warrant to acquire shares is subject to satisfaction of certain performance conditions based on revenues or cash received by the Company under customer contracts acquired jointly with Elutions through a five-year period from March 18, 2014 until March 18, 2019. The Incentive Warrant may vest upon satisfaction of the performance conditions during the five-year period. The number of shares of common stock for which the Incentive Warrant may become exercisable during each year in the five-year period under the vesting provisions is determined by dividing four percent of such revenues and cash recognized or received by the Company in such year by the warrant exercise price per share for that year. In addition, the right to acquire shares may vest at the end of the five-year period for contracts that have been signed and with respect to which revenues are expected to be earned or cash is expected to be received after the end of the five-year period. The exercise price increases $0.25 per year for shares earned in each year of the five-year period and is payable in cash, provided that Elutions has the right to utilize a cashless exercise procedure to acquire shares of common stock under the Incentive Warrant for a limited period of time each year after the right to acquire such shares vests. Any shares utilized to exercise such cashless exercise right will not reduce the maximum number of shares that may be earned and acquired under the Incentive Warrant, but shares utilized to pay the exercise price would no longer be treated as locked in or vested under the Incentive Warrant. Elutions earned the right to acquire up to 38,334 shares of Common Stock at exercise prices ranging from $3.85 per share to $4.10 per share under the Incentive Warrant for the period from March 18, 2014 through April 2, 2016 under customer contracts acquired jointly with Elutions within the meaning of the Incentive Warrant.

Additional Warrant Provisions

Each of the Warrants has economic anti-dilution protection provisions which provide for adjustments to the exercise price and the number of shares of common stock which may be acquired pursuant to the Warrants in the event of issuances of shares of common stock by the Company at a price less than the 30-day volume weighted average trading price at the time of issuance, subject to a number of exceptions. Each of the Warrants also permits Elutions (subject to certain exceptions) to purchase shares in future equity offerings made by the Company on a pro rata basis to all stockholders, with such participation right based upon the maximum number of shares that may be purchased under the Warrant. No adjustments have been made under the economic anti-dilution provisions of the Warrants.

Registration Rights

At Closing, the Company and Elutions entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has obligations to register for resale the shares of common stock issued under the Investment Agreement and the Warrants. Under the Registration Rights Agreement, the Company granted certain piggyback registration rights to Elutions and agreed to file and maintain a resale shelf registration statement for the benefit of Elutions. The resale shelf registration was filed with the SEC on August 12, 2014 and was declared effective on August 26, 2014.

Commercial Relationship

The Investment Agreement and the agreements and instruments described above are part of a strategic relationship between the Company and Elutions. As part of the strategic relationship, the parties entered into certain commercial framework documents, including a Market Development Agreement and related Inventory Agreement, on February 25, 2014, and enter into client agreements and bilateral agreements from time to time in the ordinary course of business outlining the terms of the parties’ commercial relationship with respect to business development and providing products, solutions and services to clients. The parties have agreed to a term of five years, with automatic two-year renewals unless notice is given, and subject to termination rights in certain events. The Company has agreed to restrictions during the term and for two years thereafter in regard to solutions or services that are substantially similar to or competitive with certain solutions or services of Elutions, and each party has agreed not to hire the other party’s employees during the same period.

The parties have agreed on a general framework for pursuing, entering into and implementing customer contracts, which includes providing for joint and separate client pursuits and marketing on an initial and ongoing basis, procedures for contracting with clients, procedures for interface between the parties, limited exclusivity requirements of Elutions relating to identified prospects and clients of the Company, intellectual property rights of Elutions to its products and related restrictions, restrictions regarding use of confidential information, limitations on liability of the parties, independent contractor status of the parties, limitations on publicity by the parties, and dispute resolution, including arbitration. The parties have agreed to jointly market Elutions’ Maestro Technology Solutions to certain specified clients and prospects of the Company and to use commercially reasonable efforts to meet certain sales goals. With respect to projects with prospects identified by the Company, the Company may act as project manager for which it receives a fee to be agreed upon. Elutions provides all other services and is entitled to receive the corresponding revenues from the project relating to such services. The Company may also act as prime contractor if agreed by the parties. If the Company acts as prime contractor on a project and stocks inventory acquired from Elutions as required by the agreements, other than with respect to the initial inventory order described below, the Company is allowed to provide such inventory to the client on the project.

The parties also agreed to a framework for certain initial inventory orders and reorders by the Company from Elutions, and related commitments, timing and pricing procedures, when the Company is the prime contracting party under certain client statements of work. With respect to the required initial inventory order, the Company was required to purchase $3.0 million of inventory from Elutions upon receiving a booked order for Smart Building Services of a certain size from a customer. As a result of the customer agreement entered into by the Company, during the third quarter of 2014, the Company acquired $3.0 million in inventory from Elutions to fulfill its initial inventory commitment. Under the Market Development Agreement, if the Company had not sold 75% of such inventory acquired from Elutions within one year after acquisition, Elutions is required upon request of the Company to source its requirements for future projects in the U.S. or U.K. from such inventory subject to a 10% discount against the Company’s purchase price until the Company has exhausted such inventory. In fiscal 2015, the Company requested that Elutions source its requirements for future projects from the inventory that was acquired by the Company from Elutions in July 2014. With respect to the inventory acquired from Elutions, the Company recorded an inventory adjustment of $300,000 during the second quarter of fiscal year 2015 and recorded an impairment of the inventory value of $2.1 million during the fourth quarter of fiscal 2015. As of April 2, 2016, the Company has not sold or licensed any of the initial inventory acquired from Elutions and has not acquired any additional inventory from Elutions.

Also under the Market Development Agreement, Elutions agreed to dedicate three full-time equivalent employees for the purpose of various functions related to the furtherance of the strategic alliance, and the Company agreed to fund the cost of the three full-time equivalent employees at a rate of $36,750 per month. Pursuant to the Market Development Agreement, the Company terminated the provision of the three full-time equivalent employees effective in March 2016. From March 18, 2014 through the termination date, the Company paid Elutions a total of $918,750 for these dedicated employees.

The parties intend that specific pricing and allocation provisions and other specific commercial terms will be included in individual client statements of work, subject to mutually agreed gross margin requirements for the benefit of the Company. In connection with the customer agreement entered into by the Company in 2014, the Company entered into a subcontract with Elutions. Under the subcontract, Elutions agreed to provide all services in accordance with the customer agreement except for project management services, to be provided by the Company. As of April 2, 2016, the Company has paid $1,112,865 to Elutions under the subcontract, and the Company currently estimates license payments to Elutions under the subcontract would total approximately $2.3 million over the term of the subcontract, with additional amounts payable to Elutions based upon energy savings achieved by the customer. Elutions also agreed in the subcontract to provide all equipment required under the customer agreement, and the Company agreed to advance to Elutions $400,000 of the equipment deployment cost. Elutions is required to repay the advanced amount plus interest at the rate of 5.5% per annum. The funds will be netted directly from the customer’s annual payments. As of April 2, 2016, a total of approximately $22,100 of interest has accrued on the Company’s financing of equipment, of which approximately $12,600 has been paid to the Company to date.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 25, 2016 (including options to purchase Common Stock exercisable within sixty days after such date), by (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the named executive officers, and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted, all stockholders set forth below have the same principal business address as the Company.

	Shares Beneficially Owned
Beneficial Owners	Total Number	Percent(1)
5% Stockholders (excluding executive officers or directors):
Elutions, Inc.(2) 601 East Twiggs Street Tampa, FL 33602	1,644,634	16.6%
Hershey Strategic Capital, LP(3) 888 7th Avenue, 17th Floor, New York, NY 10019	731,389	8.2%
Potomac Capital Partners L.P.(4) 825 Third Avenue, 33rd Floor, New York, NY 10022	675,371	7.6%
Mill Road Capital Management LLC(5) 382 Greenwich Avenue, Suite One, Greenwich, CT 06830	589,507	6.6%
Norman H. & Sandra F. Pessin(6) 708 Third Avenue, Suite 1610, New York, NY 10017	584,352	6.6%
Richard P. Nespola(7) 225 Quimby Lane, Bridgehampton, NY 11932	547,427	6.2%
Named Executive Officers & Directors:
Peter H. Woodward(8)	182,213	2.0%
William Hill(9)	75,000	*
John C. Ferrara	—	—
James R. Baker(10)	95,828	1.1%
Donald E. Klumb	3,719	*
Susan M. Simmons	20,276	*
Robert J. Currey	52,200	*
Donald J. Tringali	—	—
Thomas A. Williams	—	—
Micky K. Woo(11)	412,944	4.6%
All directors and executive officers as a group (10 persons)(12)	842,180	9.5%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	Calculation of percentage of beneficial ownership includes the assumed exercise of options and warrants to purchase Common Stock by only the respective named stockholder that are vested or that will vest within 60 days of April 25, 2016.
(2)	Based on information provided by Elutions, Inc., Engage Networks, Inc., Astra Family Holdings, LLC, Leventi Irrevocable Trust, William Doucas and Elizabeth Doucas (collectively, the “Elutions Parties”), in a Schedule 13D filed on March 7, 2014, as amended by Amendments No. 1, 2 and 3 on March 19, 2014, May 22, 2014 and June 23, 2014, respectively. According to the Schedule 13D/A, (i) the total number of shares includes 609,756 shares of Common Stock and a Common Stock Purchase Warrant to purchase up to 996,544 shares of Common Stock for $3.28 per share (ii) the Elutions Parties share voting and dispositive power over all the shares of Common Stock and the Common Stock Purchase Warrant. Beneficial ownership presented in the table above includes 38,334 shares related to the Incentive Warrant as computed by the Company based upon the terms of the Incentive Warrant.

(3)	Based on information provided by Hershey Management I, LLC, Hershey Strategic Capital, LP, and Hershey Strategic Capital GP, LLC in a Schedule 13G/A filed on February 5, 2016. According to the Schedule 13G/A, Hershey Management I, LLC has voting and dispositive power over 731,389 shares of Common Stock.
(4)	Based on information provided by Potomac Capital Partners, L.P., Potomac Capital Management, LLC, Potomac Capital Management, Inc. and Paul J. Solit, in a Schedule 13G/A filed on January 27, 2016. According to the Schedule 13G/A, each of Potomac Capital Partners, L.P., Potomac Capital Management, LLC, Potomac Capital Management, Inc. and Paul J. Solit has sole voting and dispositive power over 582,213 shares of Common Stock and Paul J. Solit has sole voting and dispositive power over 93,158 additional shares of Common Stock.
(5)	Based on information provided by Mill Road Capital, L.P. in a Schedule 13D/A filed on April 7, 2014. According to the Schedule 13D/A, each of Mill Road Capital GP LLC and Mill Road Capital, L.P. has sole voting and dispositive power over 589,507 shares of Common Stock, and each of Thomas E. Lynch and Scott P. Scharfman has shared voting and dispositive power over 589,507 shares of Common Stock on behalf of Mill Road Capital GP LLC.
(6)	Based on information provided by Norman H. & Sandra F. Pessin in a Schedule 13D/A filed on March 10, 2014. According to the Schedule 13D/A, Norman H. Pessin owns 324,132 shares and Sandra F. Pessin owns 260,220 shares. Mr. Pessin has sole voting and dispositive power with respect to the shares he owns directly. Mrs. Pessin has sole voting and dispositive power with respect to the shares she owns directly.
(7)	Based upon information provided by Mr. Nespola to the Company in connection with the 2013 annual meeting of stockholders. According to that information, Mr. Nespola disclaims beneficial ownership of 101,315 shares of Common Stock held by the Quimby Lane 2002 Trust, which is an irrevocable grantor trust of which Mr. Nespola’s spouse and adult son are the sole beneficiaries.
(8)	Includes 20,000 exercisable stock options.
(9)	Includes 53,628 shares of unvested restricted stock.
(10)	Includes 25,001 exercisable stock options and 50,343 shares of unvested restricted stock.
(11)	Includes 200,000 shares held by Woo 2005 Family Trust, 183,904 shares held by Micky K. Woo Trust, and 14,040 shares held by Growth Unlimited, Inc.
(12)	Includes 45,501 exercisable stock options and 103,971 shares of unvested restricted stock.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

In addition to the requirements under SEC Rule 14a-8 regarding the inclusion of stockholder proposals in the Company’s proxy statement and form of proxy relating to an annual meeting of stockholders, our Bylaws establish procedures which stockholders must follow in order to nominate directors or make proposals other than under SEC Rule 14a-8 for consideration at an annual meeting of stockholders. Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary of the Company at the address listed on the cover page of this proxy statement. A copy of our Bylaws was filed as Exhibit 3.2 to our Form 8-K filed with the SEC on June 18, 2014 and is available on the SEC’s website (www.sec.gov).

Stockholder Nominees for 2017 Annual Meeting of Stockholders.

If you are a stockholder of record and wish to nominate someone to the Board of Directors, you must give written notice to the Company’s Secretary. Your notice must be delivered to or mailed and received at the principal executive offices of the Company not more than 150 calendar days (November 30, 2016) and not less than 120 calendar days (December 30, 2016) in advance of the first anniversary date of mailing of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the annual meeting has been advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary of the prior year’s meeting date, notice must be delivered and received no earlier than 150 calendar days before such annual meeting and not less than the later of (i) 120 calendar days before such annual meeting or (ii) ten (10) calendar days following the day on which public announcement of the date of the annual meeting is first made. A nomination received after such date will be deemed untimely and will not be considered. Your notice must include the information specified in our Bylaws and a written consent of each nominee to serve as a director of the Company if elected. Under our Bylaws, the chairperson of the annual meeting of stockholders has the power and duty to determine whether a nomination was made in accordance with the Bylaws, and, if not in compliance with the Bylaws, to declare that the defective nomination shall be disregarded.

Stockholder Proposals at 2017 Annual Meeting of Stockholders.

If you are a stockholder of record and wish to make a proposal to the stockholders other than pursuant to SEC Rule 14a-8, you must give written notice to the Company’s Secretary in accordance with the same procedure specified for nominations of directors, and the notice must provide the information specified in our Bylaws. Any proposal received after the date specified above will be deemed untimely and will not be considered. Under our Bylaws, the proposal will not be considered if the proposal is not in accordance with applicable law and the rules of the SEC. Under our Bylaws, the chairperson of the annual meeting of stockholders has the power and duty to determine whether any business proposed to be brought before the meeting was made in accordance with the Bylaws, and, if not in compliance with the Bylaws, to declare that such proposal shall be disregarded.

Deadline for Including a Stockholder Proposal in the Proxy Statement for the 2017 Annual Meeting of Stockholders.

Proposals that are intended to be presented by stockholders at our 2017 annual meeting of stockholders must be received by us no later than December 30, 2016 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with SEC regulations governing the solicitation of proxies.

ANNUAL REPORT

Cartesian’s Annual Report to Stockholders, containing financial statements for the fiscal year ended January 2, 2016, is being mailed with this proxy statement to all stockholders entitled to vote at the Annual Meeting. You must not regard the Annual Report as additional proxy solicitation material.

We will provide without charge, upon written request to the Secretary of the Company at the address listed on the cover page of this proxy statement, a copy of the Company’s annual report on Form 10-K, including the financial statements filed with the Securities and Exchange Commission for the fiscal year ended January 2, 2016.

HOUSEHOLDING

A single copy of our 2015 Annual Report and this proxy statement are being delivered to any multiple stockholders sharing the same address pursuant to SEC Rule 14a-3(e)(1), unless we or our transfer agent have received contrary instructions from one or more of those stockholders. We agree to deliver promptly upon written or oral request a separate copy of our Annual Report and proxy statement to any stockholder at a shared address to which a single copy of those documents has been delivered. You may notify us that you wish to receive a separate copy of the Annual Report and proxy statement for the 2016 or any future Annual Meeting by contacting us at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210, (913) 345-9315, Attention: Secretary. Stockholders who are members of a single household receiving multiple copies of those documents and who wish to receive a single copy may contact us at the same address or telephone number.

OTHER MATTERS

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent as the Board of Directors may recommend.

The Board of Directors

Overland Park, Kansas
April 28, 2016

Cartesian
STRATEGY ▸ EXECUTION ▸ MANAGED SOLUTIONS

CARTESIAN, INC.
7300 COLLEGE BLVD., STE 302
OVERLAND PARK KS 66210
ATTN:PETER WOODWARD

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Robert J. Currey 02 Donald J. Tringali 03 Thomas A. Williams 04 Micky K. Woo 05 Peter H. Woodward

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000291874_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .

CARTESIAN, INC.
Annual Meeting of Shareholders
June 7, 2016 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Peter H. Woodward and John C. Ferrara, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CARTESIAN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 AM, local time on June 7, 2016, at the Company's offices at Two Financial Center, 60 South Street, Suite 820, Boston Massachusetts 02111, and any adjournment or postponement thereof.This proxy revokes all prior proxies given by the undersigned stockholder(s).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted for the election of nominees for director listed on the reverse side and for each Proposal. If any other matters come before the meeting, or any adjournment or postponement thereof, the persons named as proxies will vote in their discretion.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000291874_2 R1.0.1.25